Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas - May 7, 2009 - Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces 2009 year-to-date highlights and first quarter results.

2009 Year-to-Date Highlights

SOLID FIRST QUARTER FINANCIAL RESULTS

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Adjusted net income was $133.6 million, or $1.23 per diluted share (a non-GAAP measure), which includes realized gains and losses and excludes unrealized gains and losses on mark-to-market derivative contracts and debt extinguishment costs. Net income, as reported, was $5.2 million, or $0.05 per diluted share. An explanation and reconciliation of non-GAAP financial measures is included at the end of this release.

¡	Realized cash sales prices, including derivative settlements, were $81.14 per barrel of oil and $7.98 per Mcf of natural gas (a non-GAAP measure).

¡	Operating cash flow was approximately $343 million (a non-GAAP measure).

¡	Oil and gas capital expenditures were approximately $350 million.

¡	Total production costs were $15.89 per barrel of oil equivalent (BOE).

¡	Cash margin, including derivative settlements, was $52.30 per BOE (a non-GAAP measure).

¡	Daily sales volumes were 80.9 thousand BOE.

COMMITTED TO A STRONG BALANCE SHEET

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PXP currently has no amounts outstanding under its $1.34 billion senior revolving credit facility and holds in excess of $500 million in cash, reflecting the effects of the senior note and common stock transactions occurring subsequent to the end of the first quarter.

¡	Debt-to-capitalization was 43% at quarter end compared to 54% at year-end 2008.

¡	PXP accelerated cash receipts from its 2009 and 2010 derivative positions by monetizing $1.1 billion in commodity derivative gains.

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¡	PXP sold $365 million of 10% Senior Notes to the public at 92.373% of face value in March, and sold an additional $200 million of 10% Senior Notes to the public at 92.969% of the face value in April.

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In April, PXP issued 12 million shares of common stock priced at $18.70 per share. In May, the underwriters exercised in full their over-allotment option to purchase an additional 1.8 million shares. PXP will receive total net proceeds of $250.8 million from the offering.

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PXP continued to manage downside commodity price risk by resetting its 2010 crude oil derivative positions with $55 floors on 40,000 barrels of oil per day and by acquiring $6.25 by $8.00 natural gas three-way collars with a $4.80 sliding floor on 40,000 MMBtu for 2010. The Company retained its 2009 $55 crude oil puts on 32,500 barrels of oil per day and $10 by $20 natural gas collars on 150,000 MMBtu per day. A summary of PXP’s open commodity derivative positions is located after the financial tables in this release.

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Approximately 80% of our 2009 estimated production sales volumes, using the mid-point of our annual guidance, are protected by oil and natural gas derivative positions and natural gas physical purchases.

MAINTAINING DEVELOPMENT AND EXPLORATION PROGRAMS

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The Haynesville Shale continues to deliver outstanding drilling results with 49 horizontal wells drilled and completed. Production is currently 21 million cubic feet equivalent (MMCFE) per day net to PXP (160 MMCFE per day gross) with approximately 9 MMCFE per day net to PXP (70 MMCFE per day gross) currently curtailed from the play.

PXP anticipates reaching a production level of approximately 70 MMCFE per day net to PXP (600 MMCFE per day gross) by year-end 2009. There are 24 rigs currently drilling with an average of approximately 28 rigs expected in 2009 and 36 rigs in 2010.

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Four wells in the Flatrock field are currently producing 52 MMCFE per day net to PXP (235 MMCFE per day gross). Completion efforts are in progress at the Flatrock #5 and #6 wells, with first production from both wells expected by mid-year 2009.

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Drilling operations to deepen the Friesian #2 discovery well are underway. PXP, as operator, and its partner decided to deepen the discovery well an additional 3,500 feet to 32,500 feet true vertical depth to test the prolific main field equivalent sands such as the M15, M18, M21A and M21B at Tahiti.

The drilled portion of our Friesian #2 well shows strong correlation, both geologic and pressure, with the initial Miocene field pay sands at Tahiti. The well is currently drilling below 29,000 feet and results are expected by the end of the second quarter.

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The Ammazzo exploration prospect, operated by McMoRan and located on South Marsh Island Block 251, is currently drilling below 23,000 feet towards a proposed total depth of 24,500 feet. PXP holds a 28.1% working interest.

¡	The Salida exploration prospect, operated by Shell and located on Garden Banks Block 988, is scheduled to begin drilling in the third quarter 2009. PXP holds a 25% working interest.

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Engineering planning is underway for the completion and testing of the Blackbeard West ultra-deep exploratory well. Blackbeard West is operated by McMoRan and located on South Timbalier Block 168. PXP holds a 35% working interest.

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The White Shark exploratory well, operated by PXP and located in Block 124 offshore Vietnam, was plugged and abandoned after encountering a minor, structurally controlled hydrocarbon accumulation. The geologic data derived from the well is being incorporated into the evaluation and selection of a second well location. PXP is scheduled to commence drilling operations on the second well during the third quarter 2009. PXP holds a 100% working interest.

2009 First Quarter Results

For the first quarter 2009, PXP reported adjusted net income of $133.6 million, or $1.23 per diluted share (a non-GAAP measure), which includes realized gains and losses and excludes unrealized gains and losses on mark-to-market derivative contracts and debt extinguishment costs. Net income, as reported, was $5.2 million, or $0.05 per diluted share, on revenues of $228.5 million.

Realized cash sales prices, including derivative settlements, for the first three months of 2009 were $81.14 per barrel of oil compared to $83.82 per barrel in the prior year period and $7.98 per Mcf of natural gas compared to $7.92 per Mcf in the prior year period. On a BOE basis, realized cash sales prices were $68.19 for the first quarter 2009 compared to $69.38 for the first quarter 2008.

Daily sales volumes during the first quarter 2009 were 80.9 thousand BOE compared to 95.7 thousand BOE during the prior year period. The quarter-over-quarter variance primarily reflects the impact of the 2008 divestments. Excluding the divestments, increasing production from the Flatrock and Haynesville Shale properties is primarily responsible for an 11% increase in sales volumes in the first quarter 2009 compared to the same period a year ago.

Total production costs were $15.89 per BOE during first quarter 2009, or approximately 10% lower than the prior year period. Lower per unit steam gas costs and production and ad valorem tax costs accounted for the majority of the year-over-year improvement.

Cash margin, a non-GAAP measure, was $52.30 per BOE in the first quarter 2009, slightly higher than $51.81 per BOE in first quarter 2008. Derivative settlements nearly offset the significant declines in commodity prices between the two periods.

Total general and administrative costs decreased 7% during the first quarter 2009 compared to the prior year period.

Operating cash flow, a non-GAAP measure, was $343.3 million for the first quarter of 2009. Oil and gas capital expenditures, including capitalized interest and G&A, were approximately $350.4 million.

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Mr. James C. Flores, Chairman, President and Chief Executive Officer of PXP comments:

“PXP continues to execute its strategic plan to grow the Company’s oil and gas assets and to deliver top tier reserve and production growth with the potential of significantly increasing cash flow and earnings of the Company. We are well positioned to accomplish this mission both financially and in all aspects of operations, including production, development and exploration.

“PXP has rapidly positioned itself, given the challenging environment we are in and will be in for the next several quarters, with a solid balance sheet, more than $500 million in cash and $1.34 billion available under its bank revolver. We expect our 2009 and 2010 cash flow to be strong and predictable due to our consistent protective hedge strategy and balanced oil and gas production profile. PXP has a large position of stable producing assets characterized by low maintenance spending requirements. With most of our producing assets in California and the Gulf Coast of Texas and Louisiana, we have good cash flow margins even at today’s dismal prices. We continue to see lease operating expense (LOE) reductions in all operating areas and we are forecasting a 15% to 20% reduction in LOE this calendar year.

“Our capital investment program is predominately focused on the development of our Haynesville Shale acreage, which has already delivered outstanding drilling results and improvements in total well costs, and maintaining production volumes in California and the Gulf Coast of Texas and Louisiana. This operational plan will drive our forecasted greater than 20% reserve growth through 2011. Our current development reserve potential, mainly in the Haynesville Shale and California, is over four times our 2008 year-end proved reserve base of 292 million BOE. Building our extensive multi-year inventory, comprised of large development projects, that will continue to grow has been the basic goal of our buy and build strategy for the past five years. To realize this value for our stakeholders, we will continue to focus on operational execution, cost control and reserve and production growth from our balanced portfolio of excellent assets, and we will be open to expanding with high-value economic assets that complement our existing operations.

“The ultimate goal of our strategic plan is to have our exploration successes continue to rapidly and consistently grow and enhance our dynamic development reserve inventory, much like our Flatrock Field has done. Once again, our development inventory is complemented by a high-potential exploration portfolio with several 100+ million BOE net reserve prospects in the Gulf of Mexico, headlined by our Friesian delineation project followed by our Salida and two other “inboard” Paleogene prospects, plus further evaluation at the Vietnam and Blackbeard projects.

“This current period of industry-wide contraction, reflected in the falling rig count and project postponements, is driven by today’s lower oil and gas prices and will continue to pressure and reduce the marginal oil and gas supply around the world. We believe this severe contraction is providing the foundation for oil and natural gas prices to return to a more favorable economic level supporting our long-term forecast of $70 per barrel of oil and $7 per MMBtu of natural gas by 2011. We plan to maintain a conservative financial strategy and an aggressive capital investment plan that will position PXP with accelerated and durable reserve and production growth with excellent economics at the end of this current challenging environment,” commented Mr. Flores.

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CONFERENCE CALL

PXP will host a conference call today, Thursday, May 7, 2009, at 2:00 p.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. Conference call and replay ID is: 94489569. The replay will be available through May 21, 2009 and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call will be available in the Investor Information section of PXP’s website at www.pxp.com during the call and for 60 days after the event date.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	capital and credit market conditions,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for the year ended December 31, 2008, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

Contact:

Investors:	Media:
Hance Myers, 713-579-6291	Scott Winters, 713-579-6190
hmyers@pxp.com	swinters@pxp.com

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Plains Exploration & Production Company

Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Quarter Ended March 31,
	2009	2008
Revenues
Oil sales	$156,614	$456,584
Gas sales	71,264	164,069
Other operating revenues	634	2,424

	228,512	623,077

Costs and Expenses
Production costs
Lease operating expenses	70,884	74,508
Steam gas costs	15,557	32,158
Electricity	10,942	11,637
Production and ad valorem taxes	11,621	26,228
Gathering and transportation expenses	6,647	8,489
General and administrative	37,093	39,928
Depreciation, depletion and amortization	88,114	140,853
Accretion	3,531	3,387
Other operating expenses	4,457	—

	248,846	337,188

Income (Loss) from Operations	(20,334)	285,889
Other Income (Expense)
Gain on sale of assets	—	34,658
Interest expense	(21,997)	(30,609)
Debt extinguishment costs	(10,243)	(10,263)
Gain (loss) on mark-to-market derivative contracts	88,139	(9,481)
Other expense	(707)	(25)

Income Before Income Taxes	34,858	270,169
Income tax (expense) benefit
Current	(55,791)	(40,537)
Deferred	26,131	(66,131)

Net Income	$5,198	$163,501

Earnings per Share
Basic	$0.05	$1.46
Diluted	$0.05	$1.43
Weighted Average Shares Outstanding
Basic	107,755	112,171

Diluted	108,224	114,156

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Plains Exploration & Production Company

Operating Data (Unaudited)

	Quarter Ended March 31,
	2009	2008
Daily Average Volumes
Oil and liquids sales (Bbls)	49,394	57,646
Gas (Mcf)
Production	195,943	234,788
Used as fuel	7,175	6,457
Sales	188,768	228,331
BOE
Production	82,052	96,777
Sales	80,856	95,701
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$43.31	$97.82
Gas	4.87	8.02
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$35.23	$87.03
Gas (per Mcf)	4.19	7.90
Per BOE	31.31	71.27
Cash Margin per BOE (1)
Oil and gas revenues	$31.31	$71.27
Costs and expenses
Lease operating expenses	$(9.74)	$(8.56)
Steam gas costs	(2.14)	(3.69)
Electricity	(1.50)	(1.34)
Production and ad valorem taxes	(1.60)	(3.01)
Gathering and transportation	(0.91)	(0.97)
Oil and gas related DD&A	(11.49)	(15.76)

Gross margin (GAAP)	3.93	37.94
Oil and gas related DD&A	11.49	15.76
Realized gains and losses on derivative instruments (2)	36.88	(1.89)

Cash margin (Non-GAAP)	$52.30	$51.81

Oil and gas capital expenditures (in thousands of dollars)	$350,358 (3)	$218,113

(1)	Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include realized gains and losses on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)	Includes $57.2 million attributable to March 2009 production for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Also includes $121.4 million associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that we monetized in the first quarter of 2009.

(3)	During the first quarter of 2009, our oil and gas capital expenditures were approximately $350.4 million which includes capitalized interest and capitalized G&A and excludes $5.8 million of expenditures related to real estate and other. Additions to oil and gas properties reported in our consolidated statement of cash flows for the first quarter of 2009 include cash payments of approximately $70.5 million for capital expenditures which were accrued as of December 31, 2008.

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows (Unaudited)

(in thousands of dollars)

	Three Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,198	$163,501
Items not affecting cash flows from operating activities
Gain on sale of assets	—	(34,658)
Depreciation, depletion, amortization and accretion	91,645	144,240
Deferred income tax (benefit) expense	(26,131)	66,131
Debt extinguishment costs	10,243	10,263
Commodity derivative contracts	(88,139)	9,481
Noncash compensation	14,499	12,073
Other noncash items	1,826	950
Change in assets and liabilities from operating activities	(38,492)	(87,227)

Net cash (used in) provided by operating activities	(29,351)	284,754

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(416,350)	(274,568)
Proceeds from sales of oil and gas properties and related assets, net of costs and expenses	—	1,709,880
Derivative settlements	1,294,157	(16,647)
Increase in restricted cash and cash held in escrow	—	(280,882)
Additions to other property and equipment	(5,819)	(22,689)
Other	—	(14,242)

Net cash provided by investing activities	871,988	1,100,852

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	2,240,090	3,154,441
Repayments	(3,545,090)	(4,299,441)
Proceeds from issuance of Senior Notes	337,161	—
Cost incurred in connection with financing arrangements	(6,541)	(137)
Derivative settlements	1,392	(5,190)
Purchase of treasury stock	—	(271,807)
Other	—	19,391

Net cash used in financing activities	(972,988)	(1,402,743)

Net decrease in cash and cash equivalents	(130,351)	(17,137)
Cash and cash equivalents, beginning of period	311,875	25,446

Cash and cash equivalents, end of period	$181,524	$8,309

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Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$181,524	$311,875
Accounts receivable	124,785	175,896
Commodity derivative contracts	256,173	945,838
Inventories	20,467	23,368
Other current assets	18,081	19,464

	601,030	1,476,441

Property and Equipment, at cost
Oil and natural gas properties—full cost method
Subject to amortization	7,418,317	7,106,785
Not subject to amortization	2,553,763	2,513,424
Other property and equipment	116,809	110,990

	10,088,889	9,731,199
Less allowance for depreciation, depletion, amortization and impairment	(5,304,626)	(5,217,803)

	4,784,263	4,513,396

Goodwill	535,265	535,265

Commodity Derivative Contracts	18,772	530,181

Other Assets	51,621	56,632

	$5,990,951	$7,111,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$301,192	$363,713
Royalties and revenues payable	66,795	87,874
Interest payable	28,781	20,843
Income taxes payable	39,837	102,948
Deferred income taxes	116,230	285,426
Other current liabilities	121,816	132,841

	674,651	993,645

Long-Term Debt	1,837,283	2,805,000

Other Long-Term Liabilities
Asset retirement obligation	163,257	159,473
Other	31,102	32,061

	194,359	191,534

Deferred Income Taxes	882,746	744,456

Stockholders’ Equity
Common stock	1,129	1,129
Additional paid-in capital	2,728,921	2,739,625
Retained earnings (deficit)	(79,903)	(85,101)
Accumulated other comprehensive income	(678)	(684)
Treasury stock, at cost	(247,557)	(277,689)

	2,401,912	2,377,280

	$5,990,951	$7,111,915

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Plains Exploration & Production Company

Summary of Open Derivative Positions

At April 1, 2009

Period (1)	Instrument Type	Daily Volumes	Average Price (2)	Deferred Premium	Index

Sales of Crude Oil Production
2009
Apr - Dec	Put options	32,500 Bbls	$55.00 Strike price	$3.38 per Bbl	WTI

2010
Jan - Dec	Put options	40,000 Bbls	$55.00 Strike price	$5.00 per Bbl (3)	WTI

Sales of Natural Gas Production
2009
Apr - Dec	Collar	150,000 MMBtu	$10.00 Floor - $20.00 Ceiling	$0.346 per MMBtu	Henry Hub

2010
Jan - Dec	Three-way collar (4)	40,000 MMBtu	$6.25 Floor with a $4.80 Limit $8.00 Ceiling	No premium	Henry Hub
(1)	All of our derivative instruments are settled monthly.
(2)	The average strike prices do not reflect the cost to purchase the put options or collars.
(3)	In addition to the deferred premium, a premium averaging $3.86 per barrel was paid from the proceeds of our first quarter derivative monetization upon entering into these derivative contracts.
(4)	If NYMEX is less than the $6.25 per MMBtu floor, we receive the difference between NYMEX and the $6.25 per MMBtu floor up to a maximum of $1.45 per MMBtu. We pay the difference between NYMEX and $8.00 per MMBtu if NYMEX is greater than the $8.00 ceiling.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Quarter Ended March 31, 2009
	Oil (per Bbl)	Gas (per Mcf)	BOE
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$35.23	$4.19	$31.31
Realized gains on derivative instruments (2)	45.91	3.79	36.88

Realized cash price including derivative settlements (non-GAAP)	$81.14	$7.98	$68.19

	Quarter Ended March 31, 2008
	Oil (per Bbl)	Gas (per Mcf)	BOE
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$87.03	$7.90	$71.27
Realized gains and losses on derivative instruments	(3.21)	0.02	(1.89)

Realized cash price including derivative settlements (non-GAAP)	$83.82	$7.92	$69.38

(1)	Excludes the impact of production costs and expenses and DD&A.

(2)	Includes $57.2 million attributable to March 2009 production for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Also includes $121.4 million associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that we monetized in the first quarter of 2009.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles Net Cash (Used in) Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the quarters ended March 31, 2009 and 2008. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company’s derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including unrealized gains and losses on mark-to-market derivative contracts, and to include derivative cash settlements for realized gains and losses on mark-to-market derivative contracts that are classified as either investing or financing activities for GAAP purposes.

	Quarter Ended March 31,
	2009	2008
	(millions of dollars)
Net income	$5.2	$163.5
Items not affecting operating cash flows
Gain on sale of assets	—	(34.7)
Depreciation, depletion, amortization and accretion	91.6	144.2
Deferred income tax (benefit) expense	(26.1)	66.1
Debt extinguishment costs	10.2	10.3
Unrealized (gain) loss on mark-to-market derivative contracts	(88.1)	9.5
Noncash compensation	14.5	12.1
Other noncash items	1.8	1.0
Realized gain (loss) on mark-to-market derivative contracts (1)	278.4	(21.8)
Current income taxes attributable to derivative contracts and property sales	55.8	40.5

Operating cash flow (non-GAAP)	$343.3	$390.7

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$343.3	$390.7
Changes in assets and liabilities from operating activities	(38.5)	(87.2)
Realized gain (loss) on mark-to-market derivative contracts (1)	(278.4)	21.8
Current income taxes attributable to derivative contracts and property sales	(55.8)	(40.5)

Net cash (used in) provided by operating activities (GAAP)	$(29.4)	$284.8

(1)	Includes $57.2 million attributable to March 2009 production for the $106 crude oil puts and the $54 crude oil swaps that were monetized in the first quarter of 2009. Also includes $121.4 million associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that were monetized in the first quarter of 2009. Such amounts are classified as investing activities for GAAP purposes. The remaining $1 billion in proceeds from the monetization is included as a cash receipt from investing activities in the accompanying consolidated statement of cash flows but is not included in the non-GAAP measure of operating cash flow because it is attributable to production months subsequent to March 31, 2009.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the quarters ended March 31, 2009 and 2008. This measure includes realized gains and losses and excludes unrealized gains and losses on mark-to-market derivative contracts and debt extinguishment costs. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Quarter Ended March 31,
	2009	2008
	(millions of dollars)
Net income (GAAP)	$5.2	$163.5
Unrealized (gain) loss on mark-to-market derivative contracts	(88.1)	9.5
Realized gain (loss) on mark-to-market derivative contracts (1)	268.4	(16.4)
Debt extinguishment costs	10.2	10.3
Adjust income taxes (2)	(62.1)	(8.5)

Adjusted net income (non-GAAP)	$133.6	$158.4

(1)	Includes $57.2 million attributable to March 2009 production for the $106 crude oil puts that were monetized in the first quarter of 2009. Also includes $121.4 million associated with the January and February settlement of the $106 crude oil puts and the $54 crude swaps that we monetized in the first quarter of 2009. The remaining $1 billion in proceeds from the monetization is not included in the above table because it is attributable to production months subsequent to March 31, 2009. The amount presented in the above table differs from the adjustment reflected in the calculation of operating cash flow on the preceding page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(2)	Tax rates assumed based upon adjusted earnings are 40.7% and 42.1% for first quarter of 2009 and 2008, respectively.

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